Exhibit 99.2

Michael Kraft	Phil Bourdillon/Gene Heller
Vice President, Nuclear & Semiconductor Business Units	Silverman Heller Associates
(714) 549-0421, x8236	(310) 208-2550

CERADYNE, INC. ACQUIRES INTEREST IN JAPANESE-BASED YAMANAKA EP CORPORATION

Costa Mesa, Calif.; Kyoto, Japan – March 10, 2011 – Ceradyne, Inc. (Nasdaq: CRDN) and Yamanaka EP Corporation (Kyoto, Japan) jointly announced that Ceradyne, Inc. has acquired a minority interest in Yamanaka EP Corporation for an undisclosed amount. Yamanaka EP Corporation, a privately owned company based in Kyoto, Japan, processes advanced technical materials in its modern processing facility in Shiga, Japan, and markets these materials in Japan, Asia, the United States, and Europe primarily for nuclear power plant, solar, optical fiber, and semiconductor applications. Ceradyne, Inc.’s wholly owned subsidiary, Ceradyne Boron Products, supplies nuclear power plant and semiconductor materials to Yamanaka. The companies plan to change the name of Yamanaka EP Corporation to Yamanaka Ceradyne, Inc. There will be a Ceradyne, Inc. representative on the Yamanaka Ceradyne, Inc. Board of Directors.

Mr. Takao Danno, President of Yamanaka commented: “We are very pleased to have our long-term supplier, Ceradyne Boron Products, as an integral part of the Yamanaka family. We anticipate continued growth in the Japanese and other Asian nuclear power plant markets over the next decade.”

Mr. Michael Kraft, Vice President of Ceradyne Nuclear and Semiconductor Business Units, stated: “Our strategy in Asia is to have a regional ‘on the ground’ presence. We have achieved this in China and now our formal partnership with Yamanaka EP Corporation ensures a close professional presence in Japan and the rest of Asia. Yamanaka EP Corporation has been working with Ceradyne’s Boron Products subsidiary and its predecessor in Quapaw, Oklahoma, for over 15 years, and we are looking forward to expanding this relationship into other Ceradyne products.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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